Exhibit 1

                  Sono-Tek Holds Annual Shareholder Meeting

                      Significant Revenue Increase Noted

    MILTON, N.Y., Aug. 19 /PRNewswire-FirstCall/ -- Sono-Tek Corporation
(OTC Bulletin Board: SOTK) held its annual shareholders meeting today in Milton, New York. During the meeting, Dr. Christopher L. Coccio, President and CEO, described Sono-Tek's recent successful entry into the medical device coating field, and the glass line coating industry. The combined impact of these new markets, coupled with continuing growth in the electronics industry, has resulted in growth rates of over 50% for the past several quarters, and the company now has a record backlog on hand. Shareholders were told that management is working to continue to develop these new applications for its proprietary and patented ultrasonic atomization spraying and coating systems, and that we are adding both staff and facilities to accommodate the increased business volume and anticipated growth.
    The Company is planning to continue developing new applications for its unique spraying and coating technology, offering industry greatly reduced liquid consumption and costs, as well as reducing the associated environmental impacts and costs of overspray. According to Dr. Coccio, "These benefits are in line with the continuing ISO14001 mandate to reduce, recycle, and reuse wherever possible."
    For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at http://www.sono-tek.com

    Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality, and reliability.

    This press release contains forward-looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.

SOURCE  Sono-Tek Corporation
    -0-                             08/19/2004
    /CONTACT:  Dr. Christopher L. Coccio of Sono-Tek Corporation,
+1-845-795-2020 /
    /Web site:  http:// www.sono-tek.com /
    (SOTK)

CO:  Sono-Tek Corporation
ST:  New York
IN:  HEA MAC MTC OTC
SU: